Asset Acquisition Agreement

This Asset Acquisition Agreement (hereinafter, “this Agreement”) is entered into Chongqing on ______ by and between:

(1) Seller: ____________, owning an individual proprietor (Registered No.: _________________) (“Individual Proprietor”), which primarily engages in foot massage spa and health services,

and

(2) Buyer: Chongqing Jiafu Health Industry Co., Ltd., a limited liability company registered and incorporated under the laws of China, with its legal address at Suite 8, 1/F Tower C, Ronghua Guangcai Building, 28, Beijiang Road West, Jijiang Sub-District Administrative Office, Jiangjin District, Chongqing City, and Jiafu GUO as the company’s legal representative, collectively, “Parties”, and individually, a “Party”.

Whereas,

The Seller and Chongqing Jiafu Health Industry Co., Ltd. executed a franchise agreement on _____________, whereby the Seller has the right to, at any time, acquire all of the assets, among others, equipment, intellectual property rights and businesses, customer and supplier data, and staff members, of the Individual Proprietor from the Seller and succeed to all the contracts pending fully performed,

NOW, THEREFORE, the Parties hereto have reached the following agreement in the light of the principles of equality and mutual benefit, entered into this Agreement after friendly consultation:

Section 1  Definition

“Encumbrances” shall mean mortgages, transfers, liens, charges, pledges, ownership preservations, acquisition rights, security interests, options, rights of first refusal and other restrictions and conditions, including:

(a) Any granted or retained rights or powers concerning or affecting the target assets;

(b) Rights or powers arising against the target assets, in the form of trust, transfer, lien, pledge, power of attorney or otherwise; or

(c) Repayment of any debt or other monetary obligation or perform any other obligation in the form of security.

“Material Adverse Changes” shall mean (1) the Individual Proprietor is under any investigation by any governmental department, thereby causing any impact on the transfer of the target assets; (2) the Seller is involved in any lawsuit, arbitration or any other judicial proceeding, thereby causing any impact on the transfer of the target assets; or (3) any change that causes, or would cause, as so reasonably deemed, any material adverse impact on the ownership right, right to use or other rights in the target assets.

Section 2  Transfer of the Target Assets

2.1           Pursuant to the terms and conditions hereof, the Seller shall transfer to the Buyer, and the Buyer shall acquire from the Seller, all of the rights, ownership rights and interests held by the Seller in the target assets, and the said assets shall be free from any Encumbrances.

2.2           Subject to the final acknowledgement through consultation between the Seller and the Buyer, the transfer price of the target assets (“Transfer Price”) shall be RMB ________.

2.3           From the date of signing hereof till the initial Date of Handover (see definition under Section 3.1), the target assets shall be free from any Material Adverse Changes, and the Seller shall pay RMB ______ to the Buyer.

Section 3         Handover

3.1           The Parties shall, within three (3) days of the signing hereof, carry out the asset handover at the locality of the target assets.  The Parties shall count and verify the target assets against the Exhibit A “List of Assets” hereto, and the Seller shall hand over to the Buyer the documents pertaining to the target assets (including without limitation, the original title ownership certificates of the target assets, use rights materials, technological materials, manuals, etc.).  The handover of the target assets shall be subject to the handover completion confirmation letter issued by the Buyer; otherwise, the Seller shall not be deemed to have fulfilled the asset handover obligation.  The Seller and the Buyer agree that the date on which the Buyer issues the handover completion confirmation letter to the Seller shall be the date of handover on which the transfer of the target assets hereunder is completed (“Date of Handover”).

3.2           After completion of the asset handover, the Seller shall actively assist the Buyer with handling the relevant approval and record-filing formalities necessarily required under the laws of China for it to continue with the operation of the target assets, so as to ensure that the Buyer has the legal capacity to own or use the target assets.

3.3           Upon completion of the handover of the target assets, the Buyer will become the owner or user of the target assets and enjoy all of the rights and interests relating to the target assets.

Section 4         Payment

4.1           Within five (5) working days of the Date of Handover, the Buyer shall deposit RMB _________ in a bank account designated by the Seller.

Name of the payee:
Account opened at:
Account number:

4.2           The Seller shall, after receipt of the payment of the transfer price from the Buyer, issue a legitimate payment receipt to the Buyer within five (5) working days.

Section 5         Taxes Payable under the Asset Acquisition

Any taxes and fees incurred from the performance of the provisions hereof shall be borne by the relevant taxpayers and tax withholders themselves pursuant to the relevant laws and regulations of China.

Section 6         Seller’s Disclosure, Representations and Warranties

6.1           All materials and facts in possession or knowledge of the Seller relating to the target assets have already been disclosed to the Buyer, to the extent that these materials and facts have material and adverse impact on the Seller’s capability to fully perform her obligations hereunder, or that the disclosure thereof to the Buyer will cause material impact on the Buyer’s intention to enter into or perform its obligations hereunder.  The materials provided by the Seller to the Buyer are free of any untruthful or misleading representations.

6.2           There exists no ongoing lawsuits, arbitrations or other legal or administrative proceedings or governmental investigations that are instituted against any Seller and/or with the target assets as the disputed subject and would seriously affect its entry into this Agreement or performance of its obligations hereunder.

6.3           The Seller has the full civil conduct capacity to enter into this Agreement and perform all of her obligations hereunder.  The Seller’s execution hereof and performance of her obligations hereunder will not conflict with any law, regulation or provision, any authorization or approval of any government agency or department, or any agreement or provision thereof to which the Seller is subject or a Party, and will not cause any violation of, or constitute failure or incapability to perform, the abovementioned provisions.

6.4           The Seller undertakes and warrants that, as at the Date of Handover, the target assets are free of claims or encumbrances in whatever forms (including without limitation, mortgages, pledges, guarantees, liens in whatever forms or other form of third-party rights and interests).

6.5           The Seller hereby acknowledges and warrants to the Buyer, whether before or after this asset merger and acquisition, the Buyer shall not bear any responsibilities for any of the Seller’s debts, and the Seller shall not be entitled to use any of the target assets to repay the Seller’s debts, unless already disclosed to the Buyer of the same before the handover.

6.6           The Seller irrevocably undertakes and warrants that she will make her best effort to obtain all the approvals, registrations and other formalities for lawful target assets so as to enable the Buyer to lawfully operate the target assets.  If the Seller is unable to obtain any such approval or registration, thus rendering the transfer of the target assets invalid or the Buyer’s rights under the transfer harmed, the Seller shall compensate the Buyer in full amount for all the losses incurred by the Buyer.

6.7           Before the handover, the Seller hereby jointly undertakes to the Buyer that all the loss, harm or damage risks shall be borne by the Seller.

Section 7         Buyer’s Disclosure, Representations and Warranties

7.1           The Buyer is an enterprise lawfully incorporated, duly existed and normally operated under the laws of China.

7.2           The Buyer’s execution hereof and performance of its obligations hereunder will not conflict with its articles of association or internal rules, or any law, regulation or provision, or any authorization or approval of any government agency or department, or any agreement or provision thereof to which the Buyer is subject or a Party, and will not cause any violation of, or constitute failure or incapability to perform, the abovementioned provisions.

7.3           The Buyer is not under any circumstances that seriously affect its capability to execute hereof or perform its obligations hereunder, such as ongoing lawsuits, arbitrations or other legal or administrative proceedings or governmental investigations.

Section 8         Confidentiality

8.1           The Parties agree, and shall cause their relevant informed personnel, to be obligated to keep all the clauses hereunder in strict confidence, and not to disclose the same to any third party unless expressly specified by the law or required by judicial authorities or relevant government departments or subject to the consent of the other Party, or otherwise shall bear the corresponding legal liabilities.

8.2           The Parties’ confidentiality obligation shall not be discharged as a result of termination hereof.

Section 9         Breach

9.1           In the event of any breach by a Party hereto, the breaching Party shall bear the liability for breach to the other Party pursuant to the provisions of this Agreement and the laws of China.  In the event of breaches by both Parties hereto, each Party shall bear the liability for any losses or damages or otherwise caused by that Party’s own breach to the other Party.

Section 10      Miscellaneous

10.1         The formation, validity, interpretation and performance of this Agreement shall be governed and subject to the laws of the People’s Republic of China.

10.2         No failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any further exercise thereof.

10.3         Without the Buyer’s written consent, the Seller shall not fully or partly transfer any of her rights and obligations hereunder, unless otherwise set forth herein.

10.4         This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

10.5         This Agreement may not be modified orally, and may only be modified by written documents signed by both Parties on consenting to the modifications hereof.

10.6         Invalidity of any clause hereof shall not affect the validity of any other clauses hereof.

10.7         This Agreement shall become effective from the date of signing hereof.  This Agreement is signed in two (2) Chinese originals, with each Party holding one (1).  The Exhibit to this Agreement is an integral part hereof and has the same legal effect as this Agreement.

(NO TEXT BELOW)

IN WITNESS WHEREOF, the Seller and the Buyer executed this Agreement on the date first written above.

Seller:

By:

Buyer: Chongqing Jiafu Health Industry Co., Ltd.

/seal/

By:
(Authorized Representative)

Exhibit A

List of the Target Assets